SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated December 23, 2014 between
ETF SERIES SOLUTIONS
and
EXCHANGE TRADED CONCEPTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
AlphaClone Alternative Alpha ETF	0.95%
Vident International Equity Fund	0.68%
Vident Core U.S. Equity Fund	0.55%
Vident Core U.S. Bond Strategy ETF	0.45%
Falah Russell-IdealRatings U.S. Large Cap ETF	0.70%
Deep Value ETF	0.80%
Master Income ETF	0.75% on the first $1 billion, 0.70% on the next $1 billion, 0.65% on the next $1 billion, 0.60% on the next $1 billion, 0.55% on the next $1 billion, and 0.50% on net assets greater than $5 billion
Loncar Cancer Immunotherapy ETF	0.79%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of September 14, 2015.

ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

By: /s/ Michael D. Barolsky
Name: Michael D. Barolsky
Title: Vice President

EXCHANGE TRADED CONCEPTS, LLC

By: /s/ J. Garrett Stevens
Name: J. Garrett Stevens
Title: Chief Executive Officer